As filed with the United States Securities and Exchange Commission on May 14, 2021

Registration No. 333-215078

Registration No. 333-192113

Registration No. 333-175435

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-3 REGISTRATION STATEMENT NO. 333-215078

FORM S-3 REGISTRATION STATEMENT NO. 333-192113

FORM S-3 REGISTRATION STATEMENT NO. 333-175435

UNDER

THE SECURITIES ACT OF 1933

Gulfport Energy Corporation

(Exact name of registrant as specified in its charter)

Delaware	73-1521290
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3001 Quail Springs Parkway Oklahoma City, Oklahoma 73134 (405) 252-4600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Patrick K. Craine

General Counsel and Corporate Secretary

Gulfport Energy Corporation

3001 Quail Springs Parkway

Oklahoma City, Oklahoma 73134

(405) 252-4600

(Name, address and telephone number, including area

code, of agent for service)

Copy to: Sean T. Wheeler, P.C. Michael W. Rigdon Kirkland & Ellis LLP 609 Main Street, Suite 4700 Houston, Texas 77002 (713) 836-3647

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☑	Non-accelerated filer	☐	Smaller reporting company	☐	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) are being filed by Gulfport Energy Corporation (the “Company”) to deregister all securities unsold under the following Registration Statements on Form S-3 (the “Registration Statements”) filed by the Company and its wholly owned direct and indirect subsidiaries (together with the Company, “Gulfport”) with the Securities and Exchange Commission (the “SEC”):

●	Registration Statement No. 333-215078, filed on December 14, 2016, pertaining to the registration of an indeterminate principal amount or number of debt securities, preferred stock, depositary shares and common stock, par value $0.01 of the Company (the “Common Stock”) as may be issued from time to time at indeterminate prices;

●	Registration Statement No. 333-192113, filed on November 6, 2013, pertaining to the registration of an indeterminate principal amount or number of debt securities, preferred stock, depositary shares and Common Stock as may be issued from time to time at indeterminate prices; and

●	Registration Statement No. 333-175435, filed on November 7, 2011, pertaining to the registration of an indeterminate principal amount or number of debt securities, preferred stock, depositary shares and Common Stock as may be issued from time to time at indeterminate prices.

As previously disclosed, on November 13, 2020, the Company and certain of its subsidiaries (together with the Company, the “Debtors”) commenced voluntary cases (the “Chapter 11 Cases”) under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas. The Debtors’ Chapter 11 Cases are jointly administered under the caption In re Gulfport Energy Corporation, et al., Case No. 20-35562 (DRJ). As a result of the Chapter 11 Cases, Gulfport has terminated all offerings of securities pursuant to the Registration Statements.

In accordance with an undertaking made by Gulfport in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offerings, Gulfport thereby removes from registration by means of these Post-Effective Amendments all of such securities registered but unsold under the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities and Gulfport hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Oklahoma City, State of Oklahoma, on May 14, 2021. No other person is required to sign this Post-Effective Amendment to the Registration Statement on Form S-3 in reliance upon Rule 478 under the Act.

Gulfport Energy Corporation (Registrant)
By:	/s/ Patrick K. Craine
Patrick K. Craine
General Counsel and Corporate Secretary

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